Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VALOR GOLD CORP. ", CHANGING ITS NAME FROM "VALOR GOLD CORP. " TO "VAPORIN, INC. ", FILED IN THIS OFFICE ON THE THIRD DAY OF FEBRUARY, A.D. 2014, AT 11:09 O'CLOCK A.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.
.

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
Valor Gold Corp.

Under Section 242 of the Delaware General Corporation Law

Valor Gold Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.             The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article FIRST, so that, as amended, said Article FIRST shall be and read as follows:

“FIRST: The name of this Corporation is Vaporin, Inc.”

2.      The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 3rd day of February, 2014.

/s/ Scott Frohman
Scott Frohman
Chief Executive Officer